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                                                                   EXHIBIT 4.20
                                                                          DRAFT
                                                                         7-7-95
                             SUBORDINATION AGREEMENT

                 SUBORDINATION AGREEMENT made this __ day of July, 1995 by and among NEWPORT STEEL CORPORATION, a Kentucky corporation, with its principal offices at Ninth and Lowell Streets, Newport, Kentucky ("Newport Steel"), CITY OF DAYTON, KENTUCKY, a Municipal Corporation of the Fourth Class, with its principal offices at 514 Sixth Avenue, Dayton, Kentucky ("Dayton") and THE HUNTINGTON NATIONAL BANK, a national banking association, as Trustee under the Indenture (as defined below)(the "Trustee").

                 WHEREAS, pursuant to an agreement dated April 15, 1981 and related documents, Dayton, in order to spur economic development in the Northern Kentucky area, loaned to NS Group, Inc., a Kentucky corporation formerly known as Newport Steel Corporation ("NS Group") $8,000,000.00 in accordance with the terms and conditions contained in an Urban Development Action Grant Agreement dated March 24, 1981; and

                 WHEREAS, the April 15, 1981 note in the amount of $8,000,000 was subsequently replaced by the Amended and Restated Promissory Note (the "Note") dated January 29, 1985, from NS Group to Dayton in the original principal amount of $7,800,000.00; and

                 WHEREAS, as security for payment of the Note, Dayton was granted three mortgages on real property of NS Group located in Campbell County, Kentucky (collectively, the "Newport Real Estate") which mortgages are dated April 15, 1981 and recorded in Mortgage Book 614, Page 166 of the Mortgage Records of Campbell County, Kentucky, in Mortgage Book 614, Page 324 of the Mortgage Records of Campbell County, Kentucky, and in Mortgage Book , Page of the Mortgage Records of Campbell County, Kentucky (as amended, supplemented or otherwise modified from time to time, collectively, the "UDAG Mortgages"), and security interests in the fixtures, machinery, apparatus, equipment, furniture, furnishings, appliances and other articles of personal property (collectively, the "Equipment") of NS Group located on the Newport Real Estate (the "Security Interests") and any other filings which may have been made by Dayton for purposes of recording mortgages or security interests granted in connection with the Note; and

                 WHEREAS, as part of a corporate reorganization, NS Group transferred substantially all of its operating assets, including the Newport Real Estate and Equipment, to its wholly owned subsidiary, Newport Steel (formerly known as Newport Steel Pipe Company) on March 27, 1987; and


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                 WHEREAS, pursuant to the May 1, 1987 Assumption Agreement, which was consented to by resolution of the Dayton City Council passed May 5, 1987, Newport Steel assumed all liabilities and obligations under the Note and UDAG Mortgages; and

                 WHEREAS, the UDAG Mortgages are now first priority liens on the Newport Real Estate and the Security Interests are first priority liens on the Equipment located on the Newport Real Estate; and

                 WHEREAS, NS Group is issuing $__________ in Senior Secured Notes (the "Senior Notes") under an indenture dated as of __________ __, 1995 herewith (as amended, supplemented or otherwise modified from time to time, the "Indenture"), between NS Group and the Trustee; and

                 WHEREAS, in connection with the issuance of the Senior Notes, Newport Steel is required to execute and deliver to the Trustee a certain Subsidiary Guarantee, dated as of __________ __, 1995 (the "Guarantee") which is secured by that certain Subsidiary Security Agreement between Newport Steel and the Trustee dated as of __________ __, 1995 (as amended, supplemented or otherwise modified from time to time, the "Subsidiary Security Agreement") and that certain Mortgage, Assignment of Rents and Leases and Security Agreement between Newport Steel and the Trustee dated as of __________ __, 1995 (as amended, supplemented or otherwise modified from time to time, the "Subsidiary Mortgage") on property more fully described on Exhibit "A" attached hereto (the "Mortgaged Property"); and

                 WHEREAS, in connection with the issuance of the Senior Notes, Newport Steel is required to execute and deliver to NS Group a certain Intercompany Note in the amount of $__________, dated as of __________ __, 1995 (the "Intercompany Note") which Intercompany Note is secured by that certain Newport ICN Security Agreement between Newport Steel and NS Group dated as of __________ __, 1995 (as amended, supplemented or otherwise modified from time to time, the "ICN Security Agreement") and that certain Junior Mortgage, Assignment of Rents and Leases and Security Agreement between Newport Steel and NS Group dated as of __________ __, 1995 (as amended, supplemented or otherwise modified from time to time, the "ICN Mortgage") on the Mortgaged Property (hereinafter, the ICN Security Agreement, ICN Mortgage, Subsidiary Security Agreement and Subsidiary Mortgage shall be collectively referred to as the "Newport Steel Security Documents"); and

                 WHEREAS, NS Group is assigning its interest in the Intercompany Note, the ICN Mortgage and the ICN Security Agreement to the Trustee for the benefit of the noteholders under

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the Indenture and any subsequent holder of the Senior Notes issued thereunder
(collectively, the "Noteholders"); and

                 WHEREAS, Dayton has consistently maintained its willingness to subordinate the UDAG Mortgages and Security Interests in order to facilitate the financing of capital improvements at Newport Steel; and

                 WHEREAS, Dayton, in order to induce the Noteholders to purchase the Senior Notes, is willing to subordinate the Note and the liens of the UDAG Mortgages and Security Interests to the interests of the Noteholders and NS Group, as the case may be, as set forth in the Newport Steel Security Documents.

                 NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                              I. PRIORITY OF LIENS

                 1.01 Dayton hereby agrees that the relative priorities of its Security Interests in the Equipment and UDAG Mortgages in the Newport Real Estate shall be as set forth in this Agreement notwithstanding the time of recordation or filing of the financing statements in connection with its Security Interests, or the UDAG Mortgages or the taking of any other steps necessary to perfect its liens or security interests and notwithstanding bankruptcy or insolvency proceedings involving Newport Steel as a debtor.

                 1.02 Dayton hereby subordinates all of its liens in any property of Newport Steel or NS Group which were created in connection with the Note, including the liens of the UDAG Mortgages and Security Interests, to the liens created by the Newport Steel Security Documents.

                  II. SUBORDINATION OF NOTE OF DAYTON REGARDING
                            EQUIPMENT AND REAL ESTATE

                 2.01 As used herein, the term "Indebtedness" shall mean the collective reference to the unpaid principal of and interest on the Note and all other obligations and liabilities of Newport Steel to Dayton (including, without limitation, interest accruing at the then applicable rate provided in the documents executed in connection with the Note (each a "Subordinated Loan Document") after the maturity of the Note and interest accruing at the then applicable rate provided in the Subordinated Loan Documents after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Newport Steel, whether or not a claim for post-filing or post-petition interest is allowed in such

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proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Note, this Agreement, or any other Subordinated Loan Document, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Dayton that are required to be paid by Newport Steel pursuant to the terms of any Subordinated Loan Document) and any extensions or modifications of any Subordinated Loan Document and substitutions therefore, or under any guarantee, agreement or otherwise.

                 2.02 The Indebtedness at all times shall be and hereby is subordinated and the payment thereof is deferred (including, without limitation, any payments upon Indebtedness on an accelerated basis whether resulting from the occurrence of an event of default under the Note or otherwise) except as expressly permitted under Section 2.04 hereof until the full and final payment in cash or its equivalent of any and all obligations (including all interest accruing after the date of filing of a petition by or against Newport Steel under any bankruptcy code) of any nature whatsoever which is due from Newport Steel or which may hereafter be incurred or become due from Newport Steel pursuant to the Guarantee, the Senior Notes, the Intercompany Note, the Indenture and the Newport Steel Security Documents (the "Senior Obligations").

                 2.03 Newport Steel and Dayton agree, for itself and each future holder of the Indebtedness, that the Indebtedness is expressly subordinate and junior in right of payment to the Senior Obligations. No part of the Indebtedness shall have any claim to the assets of Newport Steel on a parity with or prior to the claim of the Senior Obligations. Unless and until the Senior Obligations have been paid in full, without the express prior written consent of the Trustee, (A) Dayton will not take, demand or receive from Newport Steel, and Newport Steel will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Indebtedness, including, without limitation, any letter of credit or similar credit support facility to support payment of the Indebtedness. Dayton and Newport Steel agree that upon the occurrence of any Insolvency Event (as defined below), any payment or distribution of assets of Newport Steel, whether in cash, property or securities, to which Dayton would be entitled except for the provisions hereof, shall be paid or delivered by Newport Steel, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other person making such payment or distribution, directly to the Trustee, for the account of the Noteholders, to the extent necessary to pay in full the Senior Obligations, before any payment or distribution shall be made to Dayton. Upon the

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occurrence of any event or proceeding described in clause (a) of the definition of "Insolvency Event" commenced by or against Newport Steel, Dayton and Newport Steel irrevocably authorize and empower the Trustee to demand, sue for, collect and receive every payment or distribution on account of the Indebtedness payable or deliverable in connection with such event or proceeding and give acquittance therefor, and to file claims and proofs of claim in any statutory or non-statutory proceeding and take such other actions, in its own name as Trustee, or in the name of Dayton or otherwise, as the Trustee may deem necessary or advisable for the enforcement of the provisions of this Agreement; provided, however, that the foregoing authorization and empowerment imposes no obligation on the Trustee to take any such action.

                 2.04 Newport Steel shall pay and Dayton shall receive payments when due on a current basis of principal and interest in accordance with the terms of the Note until (1) the Trustee or NS Group has notified Dayton in writing at 514 6th Avenue, Dayton, Kentucky 41074, Attn: The Mayor, that a subordinating event of default has occurred under the Senior Note, the Guarantee, the Intercompany Note, Newport Steel Security Documents or any other loan or guaranty agreement between Newport Steel and the Trustee or NS Group, as the case may be, or (2) Newport Steel (a) commences any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Newport Steel makes a general assignment for the benefit of its creditors; or (b) there being commenced against Newport Steel any case, proceeding or other action of a nature referred to in clause (a) above which (1) results in the entry of an order for relief of any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there being commenced against Newport Steel any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Newport Steel takes any action in furtherance of, or indicates its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) Newport Steel generally does not pay, or is unable to pay, or admits in writing its inability to pay, its

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debts as they become due (each of clauses (a) through (e), an "Insolvency
Event"). Resumption of payments to Dayton otherwise prohibited by clause (a) of this Section shall be permitted upon cure, satisfactory in all respects to the Trustee and NS Group, of each and every relevant subordinating event of default provided such payments do not create, or with the passage of time or giving of notice, would not create a subordinating event of default.

                 2.05 For the purposes of Section 2.04, a subordinating event of default shall consist of any one or more of the following: (a) failure by Newport Steel to pay any principal or interest under the Intercompany Note or the Guarantee; and (b) a breach by Newport Steel of any material representation, warranty or covenant in the Intercompany Note, the Guarantee or the Newport Steel Security Documents.

                          III. MISCELLANEOUS PROVISIONS

                 3.01 Dayton agrees to execute all subordination and intercreditor agreements required by the Trustee and NS Group; provided, such subordination and intercreditor agreements are consistent with the terms of this Agreement. Dayton further agrees to perform all other actions that are necessary to carry out the terms and conditions of this Agreement.

                 3.02 Dayton agrees that in the event it receives payments pursuant to the Note and UDAG Mortgages which payments should not have been made pursuant to either this Agreement, the Indenture, or the Newport Steel Security Documents, Dayton shall pay to the Trustee the amount of any such payments.

                 3.03 Dayton consents that, without notice to or further assent by Dayton, the Indenture, the Senior Notes, the Guarantee, the Intercompany Note and any other Newport Steel Security Document may be amended, modified, supplemented or terminated, in whole or in part, as the Trustee or Noteholders or NS Group may deem advisable from time to time, and any collateral security at any time held by the Trustee or Noteholders or NS Group for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by Dayton, which will remain bound under this Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein, provided however, that the Trustee shall give Dayton thirty (30) days advance written notice if the principal amount of the Senior Obligations is to be increased above $__________. So long as any of the Senior Obligations shall remain outstanding, Dayton shall not, without the prior written consent of the Trustee and NS Group, sell, assign or otherwise transfer, in whole or in part, the Indebtedness or any interest therein to any other person, or

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commence, or join with any creditors other than the Noteholders or the Trustee in commencing any proceeding referred to in clause (a) of the definition of "Insolvency Event."

                 3.04 To the maximum extent permitted by law, Dayton waives any claim it might have against the Noteholders and the Trustee with respect to, or arising out of, any action or failure to act or any error of judgment, negligence (but not gross negligence or willful misconduct), or mistake or oversight whatsoever on the part of the Trustee, the Noteholders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies arising with respect to the Senior Obligations or any transaction relating to the Mortgaged Property or the Equipment. Neither the Trustee, Noteholders nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or the Equipment or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property or the Equipment upon the request of the Company or Dayton or any other person or to take any other action whatsoever with regard to the Mortgaged Property or the Equipment or any part thereof.

                 3.05 The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of any event contemplated under clause (a) of the definition of "Insolvency Event." To the extent that Dayton has or acquires any rights under Section 363 or Section 364 of the Bankruptcy Code with respect to the Mortgaged Property or the Equipment, Dayton hereby agrees not to assert such rights without the prior written consent of the Trustee, on behalf of the Noteholders; provided that, if requested by the Trustee, Dayton shall seek to exercise such rights in the manner requested by the Trustee, including the rights in payments in respect of such rights.

                 3.06 All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are paid in full.

                 3.07 The parties hereto acknowledge that the Trustee, NS Group and the Noteholders are third party beneficiaries of this Agreement.

                 3.08 No provisions of this Agreement may be changed or modified except in writing signed by all parties hereto.

                 3.09 This Agreement shall be deemed an agreement made under the internal laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of Kentucky and shall be binding upon and inure to

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the benefits of Newport Steel and Dayton and their respective successors and assigns.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the date and year first above written.

                                              CITY OF DAYTON KENTUCKY

                                              By ____________________________

                                              Title _________________________

                                              NEWPORT STEEL CORPORATION

                                              By ____________________________

                                              Title _________________________

                                              THE HUNTINGTON NATIONAL BANK, as
                                              Trustee

                                              By ____________________________

                                              Title _________________________

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STATE OF ____________________ )
                              ) SS:
COUNTY OF ___________________ )

                 On the________ day of___________, 1995, before me personally came______________ to me known, who, being by me duly sworn, did depose and say that he resides at______________, that he is the Mayor of City of Dayton, Kentucky, the entity described in and which executed the foregoing instrument; that he knows the seal of said entity; that the seal affixed to said instrument is such entity's seal, that it was so affixed by order of the governing body of said entity, and that he signed his name thereto by like order.

                                                   _____________________________
                                                   Notary Public

STATE OF ____________________ )
                              ) SS:
COUNTY OF ___________________ )

                 On the_________ day of______, 1995, before me personally came_______________________ to me known, who, being by me duly sworn, did depose and say that he resides at ___________________, the he is the________________________ of Newport Steel Corporation, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

                                                   _____________________________
                                                   Notary Public

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STATE OF ____________________ )
                              ) SS:
COUNTY OF ___________________ )

                 On the______ day of __________, 1995, before me personally came________________ to me known, who, being by me duly sworn, did depose and say that he resides at _______________, the he is the__________________ of The
Huntington National Bank, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

                                                   _____________________________
                                                   Notary Public

This instrument was prepared by:
Karen W. Fries, Esquire
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri  63102-2750

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